                                                                   EXHIBIT 99

                                IMMEDIATE RELEASE          JULY 31, 2003
                                CONTACTS:
                                DAVID BUPP                 JONATHAN FASSBERG,
                                PRESIDENT & CEO            THE TROUT GROUP
                                614 793 7500               212 477 9007
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                    NEOPROBE ANNOUNCES SECOND QUARTER RESULTS
 Quarterly Revenue Increases by 49% and Operating Results Significantly Improve

DUBLIN, OHIO - July 31, 2003 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today consolidated operating results for the second quarter of 2003. Second quarter result highlights included revenues of $1.9 million compared to $1.3 million in the second quarter of 2002. In addition, the company reported a net loss of $79,000 or $0.00 per share compared to a loss of $871,000 or $0.02 per share in the 2002 comparable period. For the six months ended June 30, 2003, revenues increased by 47% to $3.4 million compared to $2.3 million in the comparable period in 2002. The net operating loss for the first six months of 2003 decreased to $558,000 compared to a net loss of $1.7 million for the comparable period in 2002.

David Bupp, Neoprobe's president & CEO said, "The operating results for the second quarter reflect a continuation of the positive trends for our gamma surgery business and of the impact of our constant vigilance in controlling expenses. Revenues for the quarter were principally generated from the shipment of gamma surgery products as we are in the initial stages of launching the Quantix(TM) blood flow products. Quantix product revenues from demonstration unit shipments were approximately $200,000 for the quarter. Total operating expenses for the second quarter of 2003 were $1.2 million compared to $1.4 million in the second quarter of 2002. Operating expenses for the second quarter of 2003 included $107,000 of non-cash expense for the amortization of intangibles compared to $97,000 in the similar period for 2002."

Bupp stated that the following initiatives were completed during the second quarter:

     o    Expanded Quantix product distributor network in Europe;

     o Commenced Quantix/ORTM assessment at leading cardiovascular institutes in Switzerland;

     o Initiated clinical evaluation of LymphoseekTM in prostate cancer and reported clinical results of breast cancer trial in peer review journal paper;

     o Received shareholder consent to increase number of authorized shares of common stock;

     o    Responded to questions concerning 510(k) submission for Quantix/OR;
          and,

     o Attended international and domestic trade shows for the introduction of Quantix neurosurgery and cardiovascular surgery products to distributors and medical professionals.

In conclusion, Bupp said, "Second quarter financial results exceeded our internal expectations and the Neoprobe team is working to build on that momentum. We now expect gamma device sales for 2003 to exceed our earlier guidance of a 25 - 30% increase over 2002. However, we do expect that short-term demand fluctuations from our distributor will cause third quarter gamma product revenues to be below second quarter revenues. Also, while we anticipate that the revenue contribution of the Quantix products will increase during the second half of 2003 both from demonstrator and end-customer shipments, the current delay in the clearance of the 510(k) application for the Quantix/OR may mean that total blood flow product revenues for the year may be somewhat below our initial projections of $1 million for the year."

ABOUT NEOPROBE
Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe's current line of gamma detection systems is widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. With the December 31, 2001 acquisition of Cardiosonix Ltd., Neoprobe has expanded its product portfolio to include blood flow measurement products. Cardiosonix is a development stage company that is in the process of obtaining regulatory clearance to begin the clinical evaluation and commercial sale of products. Cardiosonix' products are designed to be used by neurosurgeons, cardiovascular surgeons and critical care physicians.

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
NEOPROBE CORPORATION
Add-2


Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and exclusive distributor, competition, limited marketing and manufacturing experience, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.


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NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          June 30,          December 31,
                                                            2003                2002
                                                         (unaudited)
                                                         -----------        ------------
Assets

Cash and cash equivalents                                $  368,703          $  700,525
Other current assets                                      2,762,857           2,389,562
Intangible assets, net                                    3,139,626           3,366,328
Other non-current assets                                    564,194             623,426
                                                         ----------          ----------
Total assets                                             $6,835,380          $7,079,841
                                                         ==========          ==========


Liabilities and stockholders' equity

Current liabilities, excluding deferred revenue          $1,477,000          $1,016,365
Deferred revenue                                          1,351,089           1,637,485
Other liabilities                                           208,434             465,855
Stockholders' equity                                      3,798,857           3,960,136
                                                         ----------          ----------
Total liabilities and stockholders' equity               $6,835,380          $7,079,841
                                                         ==========          ==========



CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended                        Six Months Ended
                                                June 30,             June 30,            June 30,             June 30,
                                                  2003                 2002                2003                 2002
                                              (unaudited)          (unaudited)          (unaudited)          (unaudited)
                                              -----------          -----------          -----------          -----------
Revenues:
   Net sales                                  $  1,637,060         $    905,941         $  2,940,706         $  1,641,245
   License revenue and other                       252,655              359,442              488,045              684,442
                                              ------------         ------------         ------------         ------------

      Total revenues                             1,889,715            1,265,383            3,428,751            2,325,687
                                              ------------         ------------         ------------         ------------

Cost of goods sold                                 775,727              727,135            1,614,789            1,244,828
                                              ------------         ------------         ------------         ------------

Gross profit                                     1,113,988              538,248            1,813,962            1,080,859
                                              ------------         ------------         ------------         ------------

Operating expenses:
   Research and development                        437,815              697,431              856,584            1,237,187
   Selling, general and administrative             721,506              724,640            1,475,589            1,575,264
                                              ------------         ------------         ------------         ------------

      Total operating expenses                   1,159,321            1,422,071            2,332,173            2,812,451
                                              ------------         ------------         ------------         ------------

Loss from  operations                              (45,333)            (883,823)            (518,211)          (1,731,592)
Other (expenses) income, net                       (34,039)              12,663              (39,729)              15,307
                                              ------------         ------------         ------------         ------------

Net loss                                      $    (79,372)        $   (871,160)        $   (557,940)        $ (1,716,285)
                                              ============         ============         ============         ============

Loss per common share:
   Basic                                      $      (0.00)        $      (0.02)        $      (0.01)        $      (0.05)
   Diluted                                    $      (0.00)        $      (0.02)        $      (0.01)        $      (0.05)

Weighted average shares outstanding:
   Basic                                        38,458,009           36,023,659           38,403,202           36,016,403
   Diluted                                      38,458,009           36,023,659           38,403,202           36,016,403
